*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Exhibit 10.1

ENDORSEMENT AGREEMENT

THIS AGREEMENT, made and entered into as of this 18th day of October, 2005, is by and between CUTTER & BUCK INC. of 701 North 34th Street, Suite 400, Seattle, Washington 98103 (the “Company”), and CLUB 59, INC. c/o IMG Worldwide, Inc. of IMG Center, 1360 East 9th Street, Suite 100, Cleveland, Ohio 44114-1782 (“Licensor”):

WITNESSETH

WHEREAS, Annika Sorenstam (“Sorenstam”) is recognized as a highly skilled professional golfer;

WHEREAS, Company and ESCH & STAM, INC. entered into an Endorsement Agreement dated as of July 15, 2003, which agreement will expire on December 31, 2006 (the “2003 Agreement”); and

WHEREAS, Company desires to continue to obtain the exclusive rights to use the name, fame, image and athletic renown of Sorenstam in connection with the advertisement and promotion of certain of its products following the expiration of the 2003 Agreement on December 31, 2006; and

WHEREAS, Sorenstam has licensed all such rights to Licensor, along with the right to sublicense such rights to third parties.

NOW, THEREFORE, the parties agree as follows:

1.   Definitions.   As used herein, the following terms shall be defined as set forth below:

(a)   “Contract Period” shall mean that period of time commencing on January 1, 2007 and concluding December 31, 2011, unless terminated sooner as provided herein.

(b)   “Contract Territory” shall mean worldwide.

(c)   “Contract Year” shall mean the consecutive twelve (12)-month period beginning on any January 1st during the Contract Period.

(d)   “Gross Sales” shall mean total revenues, under generally accepted accounting principles, from sales of the Licensed Products, but does not include any revenue from sales, use or other transaction taxes, duties, handling, graphics, embroidery or shipping.

(e)   “Net Sales” shall mean Gross Sales less Product returns, trade discounts, samples, allowances, value added services, markdowns, customer chargebacks and liquidation sales (substantially discounted and out of ordinary distribution channel) of Licensed Products.

(f)    “Licensed Products” shall mean the “Tournament Collection by Annika”, the “Annika Collection by Cutter & Buck” line of Products, or other similarly named Product lines using the Sorenstam Identification on the Products’ affixed labels, hang-tags or logos.

(g)   “Products” shall mean women’s apparel, including women’s shirts, pants, sweaters, jackets and rainwear.

(h)   “Sorenstam Identification” means the right to use, subject to the provisions hereof, Sorenstam’s name, fame, nickname, initials, autograph, voice, video or film portrayals, facsimile signature, photograph, likeness and image or facsimile image, and any other means of endorsement by Sorenstam used in connection with the advertisement and promotion of the Company and the Products (including the Licensed Products).

2.   Grant of Rights.   In consideration of the remuneration to be paid to Licensor pursuant hereto, Licensor grants to Company and to its authorized distributors and sublicensees the right and license during

*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

the Contract Period to use the Sorenstam Identification solely in connection with the advertisement, marketing and promotion of the Products within the Contract Territory as set forth herein. Licensor agrees not to grant the right to use the Sorenstam Identification to anyone other than Company in connection with the advertisement and promotion of Products. It is understood that Company, its authorized distributors and sublicensees may not use the Sorenstam Identification in connection with any items for sale or resale, other than the Products as specified herein. The foregoing rights to use the Sorenstam Identification is limited to television, radio and print advertising, advertising published over the Internet (provided such material is limited to advertising or Product promotion only), public relations and marketing materials, point-of-sale displays, free standing inserts, videos shown to customers and consumers, catalogs for customers and consumers, direct mail (including e-mail) and billboards. Company shall ensure that all uses of Sorenstam Identification comply with applicable law.

3.   Prior Approval.   Company agrees that no use of the Sorenstam Identification nor any item used in connection with the Sorenstam Identification (including any Licensed Product) will be made hereunder unless and until the same is approved by Licensor. Licensor agrees that any material, advertising or otherwise, submitted for approval as provided herein may be deemed by Company to have been approved hereunder if the same is not disapproved in writing within ten (10) business days after receipt thereof. Licensor agrees that it will reasonably cooperate with Company and that any material submitted hereunder will not be unreasonably disapproved and, if it is disapproved, that Company will be advised of the specific grounds therefor. If Company desires immediate approval of advertising material hereunder, Company shall have the right to directly contact Licensor’s authorized agent to obtain such approval. Company agrees to protect indemnify and save harmless Licensor, Sorenstam and their authorized agent, or any of them, from and against my and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, arising out of, or in any way connected with any advertising material furnished by, or an behalf of Company, except with respect to any inaccurate information furnished by them expressly for use in such advertising.

4.   Remuneration.   In consideration of the endorsement rights and granted hereunder, Company shall pay to Licensor the annual fees (the “Annual Fee”) in the Contract Years as follows:

Contract Year	Annual Fee
2007	[*]
2008	[*]
2009	[*]
2010	[*]
2011	[*]

One-half of the Annual Fee will be due on or before January 10 and July 10 of each Contract Year.

*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

5.   Bonuses.   It is agreed that should Sorenstam achieve any of the accomplishments set forth in the following schedule during the Contract Period, then Company will provide Licensor the additional remuneration set forth below for each such accomplishment due to the increased value in the Sorenstam Identification.

Accomplishment	Bonus Amount
Major win (Dinah Shore, U.S. Open, British Open, LPGA Championship)	[*]
LPGA Tour Win	[*]
PGA Tour Top 20	[*]
All Other Event Wins	[*]

Bonus payments under this Section 5 will be due within forty-five (45) days following the achievement of each of the accomplishments set forth above pursuant to the terms set forth in Section 8 below.

6.   Royalty on Licensed Products.

(a)   Calculation of Royalty Fees.   In addition to the payments provided in Sections 4 and 5, Company will pay to Licensor in U.S. Dollars a fee (“Royalty Fee”) of [*] of the Net Sales of Licensed Products sold by Company directly or through its distributors or sublicensees during the Contract Term.

(b)   Payment of Royalty Fee.   Company will account for and pay the Royalty Fee to Licensor within forty-five (45) days following the end of each fiscal quarter during the Contract Period. Amounts not paid when due will accrue interest from the date due until paid at the rate of one and one-half percent (1.5%) per month or the maximum interest permitted by applicable laws, whichever is less.

(c)   Royalty Report.   Company will deliver to Licensor, at the time each Royalty Fee payment is due, an itemized statement (“Royalty Report”) (i) indicating the total amount of Net Sales of all Licensed Products shipped during the previous fiscal quarter, and (ii) showing the number of Licensed Products sold by category of Product. Company will furnish the required Royalty Report to Licensor whether or not any Licensed Products have been sold during the relevant fiscal quarter. The receipt or acceptance by Licensor of any Royalty Report or of any payments made under this Agreement will not preclude Licensor from questioning the correctness thereof at any time. Licensor reserves the right to audit the calculation of Net Sales provided in the Royalty Report, and Company will cooperate with the Licensor in any such audit request.

(d)   Currency.   Whenever it becomes necessary under this Section 6 to convert a monetary amount from a foreign currency to U.S. Dollars (whether for reporting, statements, or other purposes), such conversion will be made at the average of the currency exchange rates during the applicable reporting period, as derived using the “FX History” Currency Tool, Interbank Rate, currently posted at www.oanda.com (“Conversion Tool”). A conversion for the purpose of calculating a royalty payment pursuant to this Section 6 will be weighted according to the relative amount of net sales within each fiscal quarter. If the Conversion Tool is discontinued or otherwise no longer available, the parties will use such other index or computation that replaces the Conversion Tool or otherwise will result in substantially the same conversion rate as would be obtained by using the Conversion Tool.

(e)   Marketing Commitment.   Company agrees that it will continue in good faith to produce and market Licensed Products in the same manner that it is currently producing and marketing such items as of

*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

September 1, 2005 unless Company and Sorenstam believe it is not commercially reasonable to continue to produce and market the Licenced Products.

7.     Services of Licensor.   (a)  If Company desires to utilize the services of Sorenstam as a model in connection with Company advertising to promote its Products or as a part of a special promotional appearance for the Company, Licensor agrees, at the request of Company to provide the services of Sorenstam for two (2) days per Contract Year as mutually agreed upon and at places reasonably convenient to her schedule. Each day shall not exceed five (5) hours unless otherwise agreed upon, Company agrees that it will reimburse Licensor for all reasonable travel, lodging and meal expenses incurred by Licensor or Sorenstam in connection with such services. Licensor agrees to use its best efforts to cause Sorenstam to make appearances at Company’s booth at the PGA Show in Orlando, Florida each Contract Year during the Contract Period. If Sorenstam is unable to attend the PGA Show in any Contract Year, Licensor agrees that it will provide Sorenstam’s services for 90 minutes in such Contract Year at a mutually agreed upon time and location. If Sorenstam retires from competitive golf during the Contract Period, Licensor agrees that Sorenstam will provide Company with an additional service day per Contract Year starting in the Contract Year Sorenstam retires from competitive playing. Company further understands that failure to utilize services of Sorenstam pursuant to this section shall not result in any reduction in payments to Licensor hereunder nor may the obligation to provide services be carried forward or backward to any Contract Year. The obligations of Licensor to provide services of Sorenstam hereunder are subject to the condition that payments to Licensor are current and up to date.

(b)   Should Company use Sorenstam in television advertising to promote Company’s Products, Company will make all applicable required union scale and pension and welfare payments.

(c)   During the Contract Period, Sorenstam shall wear Company Products at all professional golf events and at all media appearances where appropriate. It is agreed that the logo or name of Company (the “Company Logo”) shall be affixed to the left chest locations of all Company Products that Sorenstam wears, when she plays professional golf. Company agrees that it will be responsible for, and the cost of, affixing the Company Logo on all such Outerwear. Company acknowledges that other locations on Sorenstam’s Products are reserved for Licensor’s other sponsors. Furthermore, Company understands that if Sorenstam participates in a special team event where there is an official uniform, then Sorenstam is permitted to wear such uniform during such event (e.g., Solheim Cup, World Cup, etc.).

(d)   During each Contract Year, Company shall supply Sorenstam with sufficient quantities of Company’s Products (at least 100 pieces of golf apparel) which are entirely suitable for Sorenstam’s use in tournament competition so she can wear such apparel while she plays professional golf. Company agrees to pay all charges in connection with the delivery of Products to Sorenstam, including shipping charges, air-freight charges and customs charges. Company agrees to reimburse Sorenstam’s authorized agent for all such reasonable expenses incurred by it in connection with the transfer of Products and Clothing to Sorenstam.

(e)   On a semi-annual basis, Sorenstam shall provide to Company colors and styling suggestions for the Licensed Products that Company wishes to produce. Before each season is finalized, Company will provide Licensor with the right to review the design materials for the upcoming season, including color images and fabric samples. The Company will, in good faith, consider any suggestions by Sorenstam before finalizing the Product Line, with such review and consideration to constitute Licensor’s approval as contemplated herein.

*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

8.   Payments.   All payments shall be made by wire transfer drawn to the account of “Club 59, Inc.” as follows:

[***]

[***]

[***]

[***]

[***]

[***]

Past due payments hereunder shall bear interest at the rate of (a) one and one-half percent (1.5%) per month, or (b) the maximum interest rate permissible under law, whichever is less. All amounts herein are in United States Dollars.

9.   Authorized Agent.   Licensor hereby designates IMG Worldwide, Inc. of IMG Center, 1360 East 9th Street, Suite 100, Cleveland, Ohio 44114-1782, Attention:  Mark Steinberg as its authorized agent for all purposes hereunder. All notices or submissions to be made or delivered Company to Licensor pursuant to this Agreement shall be delivered to said address free of all charges such as, for example, shipping charges and customs charges. In the event that any such charges are paid by Licensor or by its authorized agent, Company agrees to make prompt reimbursement. All notices or submissions to be made or delivered to Company pursuant to this Agreement shall be delivered to 701 North 34th Street, Suite 400, Seattle, Washington 98103, Attention:  John T. Wyatt.

10.   Default.   (a)  If either party at any time during the Contract Period shall (i) fail to make any payment of any sum of money herein specified to be made, or (ii) fail to observe or perform any of the covenants, agreements or obligations hereunder (other than the payment of money), the nondefaulting party may terminate this Agreement as follows: as to (i) if such payment is not made within ten (10) business days after the defaulting party shall have received written notice of such failure to make payment, or as to (ii) if such other default is not cured within thirty (30) days after the defaulting party shall have received written notice specifying in reasonable detail the nature of such default. In order to be a sufficient notice hereunder, any such written notice shall specify in detail each item of default and shall specify the provision of this Agreement which applies to each item of default, and shall specify in detail the action the defaulting party is required to take in order to cure each item of default. The termination rights set forth in this section shall not constitute the exclusive remedy of the nondefaulting party hereunder, however, and if default is made by either party hereunder, the other may resort to such other remedies as said party would have been entitled to if this section had been omitted from this Agreement, subject to the terms of this Agreement. Termination under the provisions of this section shall be without prejudice to any rights or claims which the terminating party may otherwise have against he defaulting party, and if Company is the defaulting party, Company shall be responsible for any and all payments due under the terms of this Agreement in addition to other liabilities set forth above.

(b)   If Company shall become bankrupt or insolvent, or if Company’s business shall be placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Company or otherwise, the Contract Period shall, at the election of Licensor, immediately terminate.

*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

11.   Use of Sorenstam Identification After Termination.

(a)   Except as provided in Section 11(b) below, from and after the termination of the Contract Period all of the rights of Company to the use of the Sorenstam Identification shall cease absolutely and Company shall not thereafter use or refer to the Sorenstam Identification in advertising or promotion in any manner whatsoever. Except as provided in Section 11(b) below, it is further agreed that following termination of the Contract Period, Company shall not advertise, promote, distribute or sell any item whatsoever in connection with the use of any name, figure, design, logo, trademark or trade name similar to or suggestive of the Sorenstam Identification.

(b)   (i)   Company may liquidate and sell its inventory of Licensed Products (including any inventory then in production) for a period of one hundred eighty (180) days after the termination date of the Contract Period, subject to the Company’s continued obligation to pay the Royalty Fee as provided in Section 6 above, and will deliver the Royalty Report with respect to such liquidation sales within forty-five (45) days following the end of such one hundred eighty (180) day period.

         (ii)   If Company has not disposed of all Licensed Products as provided in Section 11(b)(i) above by the end of the one hundred eighty (180) day period, Company, at its option, may either (a) remove or obliterate entirely from such Licensed Products (and any labels, tags, riders and the like) all references to any Sorenstam Identification, then sell the same; or (b) destroy all such remaining Licensed Products.

12.   Trademarks.   Company agrees that it will not file, during the Contract Period or thereafter, any application for trademark registration or otherwise obtain or attempt to obtain ownership of any trademark or trade name within the Contract Territory or in any other country of the world which consists of the Sorenstam Identification or any mark, design or logo intended to obtain any rights to Sorenstam Identification or to identify products as being endorsed by Sorenstam. In the event that, prior to commencement of the Contract Period, Company has filed one or more applications for registration of any such trademark, or otherwise has obtained any rights to such trademark, Company agrees to cause such applications and/or trademarks to be assigned and transferred to Licensor forthwith.

13.   Reservation of Rights.   All rights not herein specifically granted to Company shall remain the property of Licensor to be used in any manner Licensor deems appropriate. Company understands that Licensor bas reserved the right to authorize others to use Sorenstam Identification within the Contract Territory and during the Contract Period in connection with all tangible and intangible items and services other than Products themselves. Licensor is not aware of any such rights that would conflict with the nature or image of Company Products.

14.   Indemnity.   Company agrees to protect, indemnify and save harmless Licensor, Sorenstam and their authorized agent or any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys’ fees, arising out of, or in any way connected with, actions or omissions of Company, any advertising material famished by, or an behalf of, Company or my claim or action for personal injury, death or other cause of action involving alleged defects in Company’s Products or services. Company agrees to provide and maintain, at its own expense, general commercial and, product liability insurance with limits no less then $3,000,000 and naming Licensor and Sorenstam as additional named insureds. Within thirty (30) days from the date hereof, Company will submit to Licensor evidence of such policy, requiring that the insurer shall not terminate or materially modify such without written notice to Licensor at least twenty (20) days in advance, thereof.

15.   Special Right of Termination.   Company shall have the right to terminate this Agreement upon written notice to Licensor if the commercial value of the Sorenstam Identification is substantially reduced

*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

because Sorenstam (i) has been charged with illegal or immoral conduct which could result in a felony conviction and such charges have not been dismissed or terminated within ninety (90) days; or (ii) fails an officially sanctioned drug test or is criminally convicted of any felony or drug related offense. Any termination pursuant to this paragraph shall become effective on the thirtieth (30th) day next following the date of receipt by Licensor of Company’s written notice to so terminate.

16.   Contract Extension.   Due to long product development lead times, Company and Licensor agree to begin discussions for the renewal of this Agreement by July 1, 2011. All terms of the 2003 Agreement will remain in effect until its expiration on December 31, 2006. The terms of this Agreement will automatically commence on January 1, 2007 and expire on December 31, 2011.

17.   Limited Liability.   Notwithstanding anything to the contrary herein, in the event Company incurs any expenses, damages or other liabilities (including, without limitation, reasonable attorneys’ fees) in connection with the performance or nonperformance of any term or provision hereof, Licensor’s liability to Company shall not exceed the remuneration, excluding reimbursement of expenses, actually paid to Licensor by Company. In no event will Licensor be liable for any indirect, incidental, reliance, special or consequential damages arising out of the performance or nonperformance of this Agreement, whether or not Licensor had been advised of the possibility of such damages. It is understood that Sorenstam is not a party hereto and has no liability hereunder but is an intended specific third party creditor beneficiary hereof.

18.   Waiver.   The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions. Any waiver of such rights must be set forth in writing.

19.   Severability.   If any provision of this Agreement shall be declared illegal, invalid, void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

20.   Assignment.   This Agreement shall bind and inure to the benefit of Company and Licensor, and their respective successors and assigns.

21.   Arbitration/Governing Law.   This Agreement shall be governed by, and its provisions enforced in accordance with, the laws of the State of Ohio, without regard to its principals of conflicts of laws. In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a single arbitrator (who shall be a lawyer not employed by or associated with either party to this Agreement) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All such arbitration shall take place at the office of the American Arbitration Association located in Cleveland, Ohio. Each party is entitled to depose one fact witness and any expert witness retained by the other party, and to conduct such other discovery as the arbitrator deems appropriate. The award or decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon such award by any court.

22.   Significance of Headings.   Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

*Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

23.   No Joint Venture.   This Agreement does not constitute and shall not be construed as constituting an association, partnership, joint venture or relationship of principal and agent or employer and employee between Licensor and Company. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and, except as expressly set forth herein, nothing herein contained shall give, or is intended to give, any rights of any kind to any person.

24.   Entire Agreement.   This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CUTTER & BUCK INC.			CLUB 59, INC.
By:	JOHN T. WYATT		By:	ANNIKA SORENSTAM
	Name:	John T. Wyatt		Name:
	Title:	President & CEO		Title: